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                                   EXHIBIT 4.3

                      NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is entered into this 7th day of June, 2002, by and between Reality Wireless Networks, Inc., a Nevada corporation (the "Company") and The Otto Law Group, PLLC, a Washington professional limited liability company (the "Grantee"). Each of the Company and the Grantee are also referred to in this Agreement as the "Parties."

                                    RECITALS

     WHEREAS, the Company and the Grantee are parties to that certain letter agreement dated July 20, 2001 (the "Engagement Agreement"), pursuant to which the Company engaged the Grantee as legal counsel to the Company.

     WHEREAS, pursuant to the Engagement Agreement, (i) the Grantee has provided certain legal services to the Company, (ii) the Company currently owes the Grantee approximately $163,000 (the "Amount Due") for legal services rendered to the Company by the Grantee, (iii) the Company desires to induce the Grantee to continue providing legal services to the Company, and (iv) the Company desires to compensate the Grantee for $48,900 of the Amount Due in the form of an option to purchase shares of common stock of the Company, at a value of $0.50 per underlying share, which underlying shares of common stock are registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Form S-8, filed by the Company with the Securities and Exchange Commission on May 10, 2002.

     WHEREAS, (i) on June 7, 2002, the last sale and purchase of the Company's common stock on the Over-the-Counter Bulletin Board was consummated at a purchase price $0.51 per share, (ii) the Company is prepared to offer certain of its Series A Preferred Stock in a private offering exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D of the Securities Act, (iii) the Company has engaged certain placement agents to make such private offering in the near future, (iv) the Company has prepared a Confidential Private Placement Memorandum for such anticipated private offering,
(vi) the placement agents have advised the Company that offering price for each share of Series A Preferred Common Stock should be $5.00 per share, each share convertible into ten (10) shares of common stock of the Company, and (vii) the Company currently desires to offer and sell its shares of Series A Preferred Stock for a purchase price of $5.00 per share in such anticipated private offering.

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") has authorized the grant to the Grantee, in exchange for $48,900 of the Amount Due to the Grantee for legal services rendered by the Grantee as an advisor to the Company pursuant to the Engagement Agreement, a non-qualified stock option (the "Option") to purchase the number of shares of the Company's common stock (the "Common Stock") specified in paragraph 1 of this Agreement, at the price specified in paragraph 1 of this Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

     1.  Number of Shares; Exercise Price. Pursuant to action taken by the Board
         --------------------------------
of Directors, the Company hereby grants to the Grantee, in consideration of legal services performed for the benefit of the Company pursuant to the Engagement Agreement, an option (the "Option") to purchase the number of common shares ("Option Shares") of Common Stock set forth below, at the exercise price set forth below:

Number  of  Option  Shares:  ninety-seven  thousand,  eight  hundred  (97,800)

Exercise  Price  per  Option  Share:  $0.0001  per  share


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     2. Term. The Option and this Agreement shall expire ten (10) years from the
        ----
date  of  this  Agreement.

     3.  Shares Subject To Exercise. The Option shall be immediately exercisable
         --------------------------
and shall remain exercisable for the entire Term specified in paragraph 2 of this Agreement. Payment of the Exercise Price of the Option Shares being purchased, may be made by a cashless exercise procedure whereby the Option Shares issued upon exercise of the Option will be sold with the Grantee receiving the difference between the Exercise Price and the sale price, in cash, and the Company receiving the Exercise Price for the Option Shares, in cash.

     4.  Method  and  Time  of Exercise. The Option may be exercised in whole or
         ------------------------------
from time to time in part by written notice delivered to the Company stating the number of Option Shares with respect to which the Option is then being exercised, together with a check, credit to any outstanding legal fees owed by the Company to the Grantee or wire transfer to the Company in the amount equal to the Exercise Price multiplied by the number of Option Shares then being issued pursuant to the written notice of exercise. Not less than one hundred
(100) Option Shares may be purchased upon exercise of the Option at any one time unless the number of Option Shares for which exercise of the Option is being made is all of the Option Shares then issuable upon exercise of the Option. Only whole shares shall be issued upon exercise of the Option.

     5.  Tax  Withholding.  As  a  condition  to exercise of the options Grantee
         ----------------
shall  be  liable  to  pay  to  all  applicable  federal, state and local taxes.

     6.  Exercise  Following  Termination  of  Engagement Agreement.  The Option
         ----------------------------------------------------------
shall not terminate as a result of the termination of Grantee's services as a legal advisor to the Company pursuant to the Engagement Agreement.

     7.  Transferability.  The  Option and this Agreement may not be assigned or
         ---------------
transferred except by will or by the laws of descent and distribution, and with consent of the Company.

     8.  Grantee  Not  a  Shareholder.  The  Grantee  shall  have no rights as a
         ----------------------------
shareholder with respect to the Option Shares issued from time to time upon exercise of the Option until the earlier of: (1) the date of issuance of a stock certificate or stock certificates to the Grantee applicable to the Option Shares then issuable to the Grantee upon exercise of the Option and (2) the date on which the Grantee or his nominee is recorded as owner of such Option Shares on the Company's stock ledger by the Company's registrar and transfer agent, which may be the Company. Except as set forth in paragraph 13 of this Agreement, no adjustment will be made for dividends or other rights for which the record date is prior to the earlier of the events described in clauses (1) and (2) of this paragraph.

     9.  Restrictions on Transfer.  The Grantee represents and agrees that, upon
         ------------------------
the Grantee's exercise of the Option in whole or in part, unless there is in effect at that time under the Securities Act of 1933, as amended, a registration statement relating to the Option Shares, the Grantee will acquire the Option Shares for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise hereof, the Grantee will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance.

     10.  Shares  Qualified  for  Listing.  Company  represents  that  it  is  a
          -------------------------------
"reporting issuer" under the Securities Exchange Act of 1934, as amended, and its Common Stock is qualified for trading or quotation on the Over-the-Counter Bulletin Board.

     11.  Representation  Regarding  Registration of Option Shares.  The Company
          --------------------------------------------------------
represents that the Option Shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Form S-8, filed by the Company with the Securities and Exchange Commission on May 10, 2002.

     12.  Notices.  All notices to the Company shall be addressed to the Company
          -------
at the principal office of the Company at 120 W. Campbell Ave., Suite E., Campbell, California 95008, and all notices to the Grantee shall be addressed to the Grantee at the address and facsimile number of the Grantee set forth on the signature page of this Agreement or, if different, the last address and facsimile number on file with the Company, or to such other address and facsimile number as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid and followed by facsimile to the addressee. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to the Grantee or to the Company (as the case may be) by nationally recognized courier or overnight delivery service.

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     13.  Adjustments.  If  there  is  any  change  in the capitalization of the
          -----------
Company after the date of this Agreement affecting in any manner the number of kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to paragraph 14 of this Agreement), then the number and kind of shares then subject to the Option and the exercise price to be paid for the Option Shares shall be appropriately adjusted by the Board of Directors; provided, however, that in no
                                                   --------  -------
event shall any such adjustment result in the Company being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate exercise price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the exercise price of each Option Share or other unit of security then covered by the Option and this Agreement.

     14.  Cessation of Corporate Existence.  Notwithstanding any other provision
          --------------------------------
of this Agreement, in the event of the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than fifty percent (50%) of the then outstanding stock of the Company to another corporation or other entity in a single transaction, the Option granted hereunder shall terminate, provided, however, that not later than
                                          --------  -------
five (5) days before the effective date of such merger or consolidation or sale of assets in which the Company is not the surviving corporation, the surviving corporation may, but shall not be so obligated to, tender to the Grantee an option to purchase a number of shares of capital stock of the surviving corporation equal to the number of Option Shares then issuable upon exercise of the Option, and such new option or options for shares of the surviving corporation shall contain such terms, conditions and provisions as shall be required substantially to preserve the rights and benefits of the Option and this Agreement.

     15.  Miscellaneous.
          -------------

     15.1  Entire  Agreement.  This  Agreement  and  the  Engagement  Agreement
           -----------------
contain the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement and the Engagement Agreement in any respect shall not be deemed a waiver of any further or future rights.

     15.2 Independent Legal Advice. The Company represents and acknowledges that
      ------------------------
the Company has had the opportunity to be represented in connection with the negotiation, documentation and closing of the transaction contemplated by this Agreement by legal counsel independent of The Otto Law Group, PLLC.

     15.3  Governing  Law.  This Agreement shall be construed under the internal
           --------------
laws of the State of Washington, and the Parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this Agreement shall be in Seattle, Washington.

     15.4  Counterparts.  This Agreement may be executed by facsimile and in two
           ------------
or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

     15.5 Severability.  If one or more provisions of this Agreement are held to
          ------------
be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

     IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date set forth below.

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     The  Company:                      REALITY  WIRELESS  NETWORKS,  INC.


                                   By:  ________________________________
                                   Name:  Rick  Ramirez
                                   Title: Vice President, Business Development;
                                          Secretary and Treasurer


     The  Grantee:                    THE  OTTO  LAW  GROUP,  PLLC



                                       By:     ________________________________
                                       Name:  David  M.  Otto
                                       Its:  Member

     Grantee's  Address:               900  Fourth  Avenue,  Suite  3140
                                       Seattle,  Washington  98164

     Grantee's  Telephone  No.:        (206)  262-9545
     Grantee's  Facsimile  No.:        (206)  262-9513



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